Exhibit 10(i)(Q)
Master IT Cost Sharing Agreement
by and between
Infineon Technologies AG, Munich, Germany
- hereinafter referred to as “IFAG” -
and
Qimonda AG, Munich, Germany
- hereinafter referred to as “MPAG” -
- IFAG and MPAG may hereinafter be collectively referred to as the “Parties” and severally referred to as a “Party” -
PREAMBLE
1.	With effect as of May 1, 2006, Infineon Technologies AG and its Subsidiaries have transferred their worldwide activities in the field of developing, manufacturing, marketing and selling memory products and technologies into Qimonda AG and its Subsidiaries.
2.	Although Qimonda AG and its Subsidiaries shall to the extent reasonably feasible develop their business independent from Infineon Technologies AG and its Subsidiaries, various Shared IT Services are required in order to ensure cost-efficient operations within the two groups.
3.	The Parties intend to provide a standardized and balanced legal framework for such Shared IT Services, and to provide such Shared IT Services on the terms and conditions as more particularly described and set out in this Master IT Cost Sharing Agreement (“MICSA”).
4.	Cooperating as a pool, the Parties may provide and/or use a number of different Shared IT Services described in Exhibit 4, Shared IT Services Catalogue, attached to and made a part of this MICSA by reference therein (“Exhibit 4”). The Shared IT Services are provided in the common interest and for the common benefit of the Parties by one Party or both Parties.

5.	The costs arising in connection with provision of the Shared IT Services are to be borne jointly by the Parties as the beneficiaries, as described in this MICSA
MPAG and IFAG therefore agree as follows:
1.	SCOPE AND CONTRACTUAL STRUCTURE

1.1	Defined Terms

In this MICSA, capitalized expressions shall have the meanings set forth in Exhibit 1, unless the Parties’ contrary intention or context requires otherwise.

1.2	Frame Character of this MICSA

This MICSA sets forth the terms and conditions governing all worldwide Shared IT Services, and shall be effective for any such Shared IT Services without the necessity of referring explicitly to this MICSA. The scope of the Shared IT Services, the applicable remuneration for the Shared IT Services, as well as other service-specific regulations is agreed in Exhibit 4.

Standard or other terms and conditions of Infineon Group or Qimonda Group (e.g., such as terms and conditions attached to a purchase order) shall not be applicable to this MICSA unless incorporated into this MICSA by a duly executed Amendment to this MICSA, even if the other Party has not explicitly objected to them.

1.3	Order of Priority

In the event of a conflict between the terms and conditions of the documents executed pursuant to this MICSA, precedence in the following order shall apply, unless provided otherwise herein (listed in order of priority):
(a)	Amendments of this Master IT Cost Sharing Agreement;

(b)	Master IT Cost Sharing Agreement;
In case of conflicts between the Master IT Cost Sharing Agreement and its Exhibits, Appendices, Addenda or Attachments, except where these are designed to amend the Master IT Cost Sharing Agreement, the terms of the Master IT Cost Sharing Agreement document itself shall prevail.

1.4	Modifications to this MICSA

Modifications to this MICSA are to be made by Amendments.

2.	PLACE AND NATURE OF PERFORMANCE, SUBCONTRACTORS

2.1	Unless otherwise agreed in writing, the place of performance of the Shared IT Services shall be at the office of the respective entity performing or contributing to the Shared IT Service.

2.2	Unless otherwise agreed in writing, the Shared IT Services shall be provided in a form which is common for such Shared IT Services in the general course of business.

2.3	Unless otherwise agreed in writing, the Party performing or contributing to the Shared IT Service may either provide or contribute the respective Shared IT Services itself or through an affiliated or non-affiliated subcontractor. In case the Party intends to enter into a new agreement with a non-affiliated subcontractor for certain Shared IT Services which have so far been provided by the Party itself, or extend or otherwise renegotiate a pre-existing agreement with a non-affiliated subcontractor, the Parties shall seek mutual agreement on the subcontractor and on the terms under which the Shared IT Services may be subcontracted. In case the Parties do not agree on such matters within 8 weeks, either of them may – within 14 days after the effort to agree on subcontracting failed – terminate the respective Shared IT Services by written notice upon 90 days prior written notice.

2.4	To the extent that a non-affiliated subcontractor is providing or contributing to the Shared IT Service, the terms of the subcontract, especially cooperation obligations, liability, confidentiality, applicable law (but except for pricing, payment terms and dispute resolution), shall prevail over any conflicting provisions in this MICSA. Notwithstanding anything to the contrary contained herein, the Party subcontracting the performance or contribution to a Shared IT Service shall, at all times, remain fully responsible and liable for their part in any Shared IT Services provided hereunder.

3.	LIABILITY

3.1	In the performance of the Shared IT Services and related obligations pursuant to this MICSA, both Parties and their Subsidiaries shall only be obliged to accept responsibility for the level of care which it also customarily applies in its own matters.

3.2	If any Shared IT Services are not performed at the proper time or are performed in a faulty manner and the service providing entity is responsible for the delay or faulty performance, it shall be obliged to remedy and perform the required Shared IT Services in a satisfactory manner within a reasonable period of time.

3.3	Any liability for damages on the basis of this MICSA shall be excluded to the extent that is legally permissible.

3.4	In case one Party has subcontracted all or parts of the performance or contribution to the Shared IT Services to a Third Party, the other Party may request the assignment of the right to claim compensation for damages the Party subcontracting incurred due to delay, faulty performance or other breaches of the subcontract.

4.	REMUNERATION

4.1	Pricing

The Parties agree to share the Total Cost related to the provision of the Shared IT Services rendered under this MICSA, taking into account fixed and variable costs. The Parties have internally and externally examined the Shared IT Services and determined that there are three categories of Shared IT Services: revenue driven, user driven and technology driven. Each category accounts for approximately one third of the Shared IT Services. The Parties have further examined the split between fixed and variable cost for each category of Shared IT Service and determined the following split of fixed versus variable costs by category:

Category		Fixed Costs	Variable Costs
Revenue Driven	1/3	20%	80%
User Driven	1/3	50%	50%
Technology Driven	1/3	90%	10%
Average		53.3%	46.7%
Using the above average percentages as a basis, the Parties agree that the Total Costs will be shared as follows:
(a) The amount of Total Cost of Shared IT Services will be first split between fixed costs and variable costs based upon the above percentages, i.e., 53.3% of Total Costs shall be deemed to be “Fixed Costs,” and 46.7% of Total Costs shall be deemed to be “Variable Costs.”
(b) The amount of Fixed Costs computed in accordance with Section 4.1 (a) above shall be shared between IFAG and MPAG in accordance with the same methodology that IFAG has allocated Central Service Providers costs (including IT) until April 30, 2006. This methodology is described in Exhibit 3, resulting in the mutual agreement between the Parties that 51% of the Fixed Costs will be allocated to IFAG, and 49% thereof to MPAG (see table in section 5 of Exhibit 3). It is agreed that these percentages for sharing of Fixed Costs will remain in effect for the life of this MICSA.
(c) The total amount of Variable Costs computed in accordance with Section 4.1 (a) above shall be shared between IFAG and MPAG in accordance with certain “Volume Indicators” which are more specifically explained in Exhibit 4 – Shared IT Services Catalogue. Because

it is impossible to identify the individual variable portion of Total Cost per Shared IT Service, the Parties agree to compute one overall percentage (the “Variable Cost Share Percentage”) to be applied to the total of all Variable Costs to determine each Party’s respective share thereof. Because changing business conditions may result in changes to the Volume Indicators over time, the Parties agree that each Party’s share of the Variable Costs may be adjusted from time to time as mutually agreed (but at minimum each fiscal year), consistent with the provisions of Section 4.2, Adjustment Clause.
The respective share to be paid by each Party shall be based on the actual Total Cost incurred in rendering the Shared IT Services.
For the purpose hereof, “Total Cost” shall mean the sum of:
-	Gross personnel expenses including personnel total target compensation and benefits (e.g., social security)

-	Related travel and entertainment expenses

-	Infrastructure cost adder for rent, facility services, infrastructure and IT based on local average adders of the entity providing services

-	Overhead cost adder for management and other overhead functions based on average adder of the entity providing services

-	External expenses related to respective Services

-	Depreciation and amortization of assets that are related to the Shared IT Services.
4.2	Adjustment clause

The Parties commit themselves to entering into negotiations regarding the adjustment of the Exhibit 4 –Shared IT Services Catalogue, in particular concerning the Volume Indicators, noted in Exhibit 4 –Shared IT Services Catalogue, in case the contractual basis has changed significantly.

Once a year, typically during the annual budget planning (Apr – Jul) but latest till September 30 of each year, the Parties shall review and mutually agree on the individual Shared IT Services, the Volume Indicators and, the planned consumption volume applicable from October 1 until September 30 of the following year.

4.3	Invoicing

Unless otherwise agreed in writing, the remuneration for any individual Shared IT Services shall be invoiced quarterly in arrears and be paid within 30 days of receipt of the invoice.

4.4	Currency

All amounts due hereunder shall be invoiced and paid in the Euro currency.

4.5	Taxes, Customs Duties and Other Charges

Except for VAT, any prices and charges include all taxes, customs duties or other charges levied against the prices or charges by governmental authorities.

4.6	Other Changes in Scope

Any Change in the scope of Shared IT Services described in Exhibit 4 shall be subject to adjustments and will be dealt with in accordance with the Change Management Process.

5.	RESPONSIBILITIES OF BOTH PARTIES

5.1	General Principle

The Parties agree to work closely together. Each Party shall promptly inform the other Party of any developments that may affect the contractual obligations of the other Party, including but not limited to potential business changes to Volume Indicators (e.g., significant increase or reduction of consumption). Each Party shall inform the other Party in writing immediately upon becoming aware of any impending breach of duty on the part of the other Party.

5.2	Statutory Obligations and Orders by Authorities

Each Party shall support the other Party in complying with all statutory obligations and orders of authorities. Each Party shall provide the other Party with any documents or information required to that effect. The foregoing shall not affect the Parties’ obligation to fulfil their respective legal obligations.

5.3	Work at Qimonda Group or Infineon Group Locations

If a Party is granted access to the other Party’s sites, network and computing facilities (which requires such Party’s prior written consent), such access may be used only for the purpose of performing the Shared IT Services. The Party granted such access shall comply with all the other Party’s security and access requirements.

5.4	Use of Qualified Personnel

The Parties shall perform all Shared IT Services with qualified personnel using the same care and attention that each Party uses in providing similar services to its own internal users. Each Party shall be responsible for the day-to-day management of its respective staff.

5.5	Compliance with Service Levels and Schedules

Each Party shall perform all Shared IT Services in accordance with the time schedule and service levels that it delivers similar services to its own internal users.

The Parties shall inform each other promptly in writing if a Party anticipates or becomes aware of any potential issues that may affect scheduled dates with regard to the Shared IT Services.

6.	RIGHTS & RESPONSIBILITIES OF BOTH PARTIES

6.1	Audit of Shared IT Services

Each Party shall have the right to audit the other Party’s data and records related to the Shared IT Services as reasonably required. The Party conducting such an audit shall be required to notify the other Party in writing one month before the Party starts to conduct such an audit. Should important business reasons justify a delay in the performance of such an audit, the Parties will agree in good faith to an adjustment of the timing. Any auditors requesting information from the Party being audited shall sign a non-disclosure agreement that is satisfactory to the Party being audited.

6.2	Provided Items and Information

Certain Shared IT Services will require that the Parties provide certain items and information to enable the provision of the Shared IT Services. The Parties agree to provide all such items and information on a timely basis at no charge. The Parties agree to use all reasonable efforts that any required decisions and tasks to be executed are completed in a timely manner. Should a Party fail to fulfil its material duties of co-operation in the agreed manner or within the agreed time limit, such failure shall extend the due date or affected service levels for the performance of obligations of the other Party to the extent required as a result of delayed performance.

6.3	Access to the Parties’ Premises

Each Party may elect, at its own expense, to visit those parts of the other Party’s facilities used to provide Shared IT Services. Each Party shall grant reasonable access to the other Party of any of its premises that are related to such Party’s performance under this MICSA. Such access shall be granted a) with appropriate prior notice; b) in accordance with the granting Party’s security and other visitor procedures; c) made during normal business hours of the granting Party; and d) provided such visits do not hinder or obstruct the granting Party in its daily operations or the timely performance of its obligations under this MICSA. Each Party shall have the right to reasonably refuse such access for legal, or confidentiality purposes.
Each Party will provide, at no charge to the other Party, the premises and working environment at their respective locations to those members of the other Party’s staff who are reasonably required to be located on such premises for purposes of providing the Shared IT Services, including but not limited to such things as reasonable office space, office furnishings, data center space, utilities in connection with such space. Additionally, a Party’s personnel located at the other Party’s premises in conjunction with the Shared IT Services shall have access to services such as canteen, parking and medical assistance on a comparable basis to such services that are available to the other personnel at the subject location, at no additional cost.

7.	CHANGE AND SERVICE MANAGEMENT

7.1	Change Management

No Change to the Shared IT Services shall be enacted unless documented and agreed by the Parties. The Change Management Process shall be agreed as part of the Service Management Concept to be agreed as provided herein. The Parties acknowledge and agree that Changes may result in increase or decrease to the Total Costs and the resulting allocations charged for the Shared IT Services, reflective of the change of scope and impact on the Total Cost.

7.2	Service Management

As soon as reasonably possible, the Parties will agree upon and implement a Governance Structure and Concept which shall include but not be limited to the topics listed in Exhibit 2, Service Management.

8.	Intellectual Property and Infringement of Third Party rights

8.1	Intellectual Property

Each Party will remain the owner of its Material, any modifications thereto, and all related Intellectual Property Rights thereto with regard to all Material provided or otherwise made available in the course of the performance of the Shared IT Services. The Parties will grant each other the right to use the Material provided solely to the extent necessary to provide the Shared IT Services during the term of this MICSA.

Unless otherwise agreed in writing, any Material or related Intellectual Property Rights developed, made, or otherwise created by the Parties or an employee or employees of the Parties in the course of the performance of the Shared IT Services pursuant to this MICSA (hereafter “New IP”) shall be jointly owned by each Party, and each Party shall have full, unrestricted, and unencumbered rights to practice and exploit such New IP.

Notwithstanding the foregoing to the contrary, the following shall apply to the New IP with regard to transfer to third parties: The Parties entered into a contribution agreement (“Einbringungsvertrag”) dated April 25, 2006 (including its exhibits and amendments), and a subsequent Information Technology IP amendment thereto (“Nachtrag 2”), including its respective exhibits and amendments

(hereinafter “Amendment 2”) and any New IP shall be subject to the same regulations as provided for in Amendment 2.

8.2	Software

Neither Party shall copy, modify or use any other Party’s Software without the prior written consent of the other Party, except as otherwise mutually agreed between the Parties.

8.3	Trade Marks/Service marks

The Parties agree that neither the Qimonda Group nor the Infineon Group shall, without the prior written consent of the other Party, use the name, service marks or Trade Marks of such other Party. The Parties agree to ensure that the copyright notice and any other legend of ownership on the original is reproduced on any copies of Material provided under this MICSA.

8.4	Intellectual Property Indemnity

8.4.1	If, in connection with the provision or use of the Shared IT Services, any claim, action or allegation by a Third Party against a Party asserting or involving an infringement of an Intellectual Property Right of said Third Party, the Party furnishing the alleged Infringing Material (the “Indemnifying Party”) will defend, at its expense, and will indemnify the other Party (the “Indemnified Party”) against any loss, cost, expense or liability arising out of such claim, whether or not such claim is successful.

8.4.2	Neither Party shall be liable for the infringement to the extent that the claim, action or allegation is based on (i) the use, license or sale of the Infringing Material in combination with other materials (including software) not furnished by the Indemnifying Party or (ii) use, modification, installation, implementation of the Infringing Material in a manner not allowed under the respective license granted to the Indemnified Party or (iii) the failure to maintain the Infringing Material according to the Indemnifying Party’s prior given written recommendations, where without these aforesaid activities (i.e., (i) - (iii)), the claim, allegation or action would not have arisen.

8.4.3	Each Party hereunder shall give the other Party prompt notice in writing of any claim or liability hereby indemnified against by such other Party and thereupon such other Party shall be entitled to control, and shall assume full responsibility for, the defense of such matter. If the Indemnifying Party elects to assume such responsibility, it shall so notify the Indemnified Party. The indemnities contained herein shall not be deemed to be a waiver of or limitation of any other rights either Party may have including, but not limited to, rights of indemnity or contribution.

8.4.4	The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim or liability and any appeal arising thereof; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim or liability and any appeal arising thereof. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of such claim.

8.4.5	If the Indemnifying Party (i) does not decide to assume full control over the defense of a claim subject to defense as provided in this Section, or (ii) does not adequately pursue such defense, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend such claim in the manner it deems appropriate, at the cost and expense of the Indemnifying Party.

8.4.6	If an injunction or order is obtained against one Party’s use of any Infringing Material by reason of the allegations, action or claim, or if such a claim, action or allegation is made or if in said Party’s opinion any such Infringing Material is likely to become subject of a claim, action or allegation of infringement or violation of an Intellectual Property Right of a Third Party, the Indemnifying Party shall, at its option and its expense:
a) Procure for the Indemnified Party the right to continue using the Infringing Material; or
b) Replace or modify the same so that it becomes non-infringing, which modification or replacement shall not adversely affect the applicable specifications for, or the use or operation by the Indemnified Party of, the Infringing Material; or
c) If the Infringing Material is licensed and the other options stated are not practicable, remove such Infringing Material from the Indemnified Party’s site(s) and refund to the Indemnified Party any charges paid by the Indemnified Party, other than charges for any actual period of use by the Indemnified Party, release the Indemnified Party from any further liability hereunder and pay all costs of the Indemnified Party to secure a replacement for the Infringing Material.
9.	CONFIDENTIALITY

9.1	All Confidential Information received by a Party or its Subsidiaries from the other Party or its Subsidiaries, or to which access is granted (e.g. via data banks) in connection with this MICSA,

even if not expressly designated as Confidential Information, shall only be used by the receiving Party and its Subsidiaries for the performance of its obligations under this MICSA. For as long as and to the extent that such Confidential Information is not generally known or the respective other Party to the MICSA has not previously consented in writing to such Confidential Information being made known, the receiving Party and its Subsidiaries shall treat the information and documents as confidential with regard to Third Parties who are not involved in the performance of any obligation under this MICSA.

If a Party or its Subsidiaries has to process personal data as part of this MICSA, they shall comply with all applicable data protection legislation, agree to take required data security measures and enable the other Party to keep itself informed regarding compliance. These obligations shall also continue to apply after the termination of this MICSA according to the applicable laws.

9.2	The Parties shall ensure that their employees, subcontractors and agents maintain the secrecy of all Confidential information to which they have access on the basis of their work or to which they are given access as a result of this MICSA, and the Parties shall also impose this confidentiality obligation upon them in respect of the relevant period required under applicable laws after the termination of their employment agreements.

9.3	Unauthorized Access to or Use of Confidential Information

In the event of unauthorized access or attempt to access, unauthorized use or attempt to use Confidential Information, the relevant Party shall:
(a)	Promptly notify the other Party in writing,

(b)	Use best efforts to cooperate with such Party in any investigation and/or litigation against Third Parties deemed necessary by such Party to protect its Confidential Information and proprietary rights, and/or

(c)	Use best efforts to stop and to prevent a recurrence of any such unauthorized access or use.
9.4	Return or Destruction of Confidential Information

Upon any termination of this MICSA, a Party shall, as directed by the other Party, either return or destroy all copies (including the original) of Confidential Information that are in such Party’s possession. In the event Confidential Information is destroyed, such Party shall send written verification to the other Party that the destruction has been accomplished.
Notwithstanding the above, the Parties may a) maintain archival media containing any Confidential Information if and to the extent required by mandatory applicable law or an agreed upon quality system, b) the Parties may use such archived Confidential Information solely for back-up purposes, and c) such archived Confidential Information shall be returned or destroyed pursuant to this Section immediately upon expiration of the archival requirement.

10.	TERM AND TERMINATION OF THIS AGREEMENT

The term of this MICSA shall become effective as of May 1, 2006 and shall continue until it is terminated as provided herein.

This MICSA shall terminate once all Shared IT Services (as listed in Exhibit 3) hereunder have expired or been terminated.

Any individual Shared IT Service under this MICSA may be terminated by either of the respective Parties to that individual Shared IT Service at any time to the end of any calendar month by giving 90 days prior written notice, provided that there shall be no termination for convenience prior to September 30th 2007 without mutual agreement. However, any Shared IT Services which have been subcontracted can in no case be terminated for convenience within a shorter notice period than set out in the respective subcontract.

Each Party shall have the right to terminate this MICSA in the event that bankruptcy, receivership, insolvency, dissolution, liquidation or other proceedings are instituted by or against the other Party or all or any substantial part of the other Party’s property under applicable law.

In the event that either Party chooses to terminate any individual Shared IT Service or any part thereof as listed in Exhibit 4, such Party shall be obliged to enter into a termination assistance agreement with the other Party. Such termination assistance agreement shall specify the tasks to be performed and the schedule for winding down the Shared IT Service in order to secure the operational stability of the terminated Shared IT Service.

Such tasks shall include but shall not be limited to the following obligations if and to the extent required by the other Party:
-	Mutual development of a termination assistance plan

-	Continued provision of the Shared IT Service until a replacement is operational

-	Cooperation, support and know how transfer within the transition period

-	Provision of training and documentation

-	Each Party will exercise reasonable efforts to facilitate the potential transfer of related third party license rights from itself to the other Party as appropriate and feasible (responsibility for any cost associated with such transfer of licenses shall be the responsibility of the Party receiving such license rights unless otherwise mutually agreed in the termination assistance agreement) in order to continue the terminated Shared IT Service

-	Where feasible and appropriate, assignment of any Third Parties contracts applicable to the affected Shared IT Service

If the Shared IT Service is provided by a non affiliated subcontractor, each Party shall exercise reasonable efforts to ensure that any such subcontractor will provide the necessary termination services to the other Party in alignment with the termination assistance services as contemplated herein.

Each Party understands that the terminated Party relies on the uninterrupted availability of the Shared IT Service. Therefore the terminating Party may in no case exercise a retention right, refuse access to facilities or systems necessary in order to operate the Shared IT Service or retain any know how, equipment or rights necessary for the uninterrupted operation.

The termination assistance shall be remunerated according to the mutual agreement in the termination assistance plan. This plan shall also cover the equitable sharing of potentially resulting cost to ramp down the terminated Shared IT Service.

Each Party agrees to make commercially reasonable efforts to minimize all costs of any termination.

11.	MISCELLANEOUS

11.1	Interpretation

The Section and Exhibit headings, the table of contents and the list of exhibits are for reference and convenience purposes only and shall not be considered in the interpretation of this MICSA.

11.2	Force Majeure

Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this MICSA for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, strikes, freight embargo, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party and of its sub-contractors. In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to resume performance of the Shared IT Services in such cases. The affected Party shall take commercially reasonable steps to mitigate damages arising out of the force majeure event.

11.3	Language and Notices

Any notices permitted or required hereunder shall be made by registered mail or by telefax and confirmed by registered mail to the following addresses or such other addresses as submitted by a Party to the other from time to time in writing:

If to “MPAG”:	If to “IFAG”:
Qimonda AG	Infineon Technologies AG
Attn: Legal Department	Attn: Legal Department
Copy to: CIO	Copy to: CIO
Gustav-Heinemann-Ring 212	PO Box 80 09 49
81739 München	81609 München
Germany	Germany
Copies of such notices shall be forwarded to the Relationship Manager of the other Party.

11.4	Export and Import Compliance

Export of controlled commodities, technical data, or information about such commodities or data may be prohibited by law. Both Parties agree to take all steps reasonably necessary to comply with applicable export and import laws and regulations as they apply to use and distribution of the subject mater of this MICSA.

11.5	No Implied Licenses

Except if and to the extent specifically provided for in this MICSA, no rights or licenses of any kind (whether express or implied) are granted hereunder. No right, expressed or implied, is granted by this MICSA to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this MICSA.

11.6	Non-Waiver

No express or implied waiver by any of the Parties to this MICSA of any breach of any term, condition or obligation of this MICSA shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this MICSA of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this MICSA must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.7	Entire Agreement

This MICSA, and all documents referred to herein, constitutes the entire agreement between the Parties with respect to the subject matter therein described, and supersedes any prior or simultaneous communications, representations or agreements with respect hereto, whether oral or written.

11.8	Written Form

Amendments or Changes to this MICSA shall only be valid if made in writing and duly signed by the Parties.

11.9	No Assignment

Neither Party may assign this MICSA, delegate its obligations or assign its rights hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld.

11.10	No Agency

The Parties are independent contractors and nothing in this MICSA is intended or shall be construed as one Party being an agent, partner, or joint venturer of the other Party.

11.11	Governing Law

This MICSA shall be subject to the substantive law in force in Germany without reference to its conflicts of law provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

11.12	Dispute Resolution and Arbitration

Any disputes arising in connection with this MICSA or relating to its validity shall be finally decided in accordance with the arbitration regulations of the German Arbitration Institution (Deutsche Institution für Schiedsgerichtsbarkeit e.V.), Bonn, to the exclusion of legal proceedings. The arbitration tribunal shall also be entitled to come to a binding decision regarding the validity of this arbitration clause. The venue of the arbitration shall be Munich.

11.13	Severability

If any provision of this MICSA is held to be invalid, illegal or unenforceable under applicable law the remaining provisions shall continue to be in full force and effect. The Parties undertake to replace the invalid provision or parts thereof by a new provision which will meet as closely as possible the economic effect intended by the Parties at the time of execution of this MICSA.

11.14	No Exclusivity of Remedies

Unless explicitly set forth otherwise, this MICSA shall not limit any right or remedy both Parties may have under applicable law.

     IN WITNESS WHEREOF, the Parties hereto have caused this MICSA to be executed by their respective duly authorized representatives:

Infineon Technologies AG		Qimonda AG
Munich,		Munich

By:	/s/ ppa. M. Ruth	By:	/s/ ppa. Eisenschmid

Name:	Michael Ruth	Name:	C. Eisenschmid
Title:	Corporate Vice President	Title:	VP

By:	/s/ ppa. Schmelmer	By:	/s/ Torsten Klee

Name:	Michael Schmelmer	Name:
Title:	Corporate Vice President	Title:

EXHIBIT 1 - DEFINITIONS:
“Affiliate”
Shall mean any company of either Party that is related to the respective Party in the sense of §§ 15 ff. of the German Corporation Law (“Aktiengesetz”).
“Amendment”
Shall mean a document agreed by the Parties and executed hereunder, that in any way alters (e.g., adds to, deletes from, or modifies) the terms and conditions of this MICSA.
“Business Day(s)”
Shall mean any day that a location of a Party is open for business as defined by the operating calendar of the location of the Party where Shared IT Services are to be performed or delivered.
“Calendar Day(s)”
Shall mean a day or days as defined in the Gregorian calendar.
“Change(s)”
Shall mean any modification to the tasks, specifications, functionalities, time schedules, delivery dates associated with the Shared IT Services which are agreed in writing and signed by duly authorized representatives of both Parties.
“Confidential Information”
Shall mean any technical and/or commercial information of a Party received by the other Party in any form under or in connection with this MICSA, including information relating to the disclosing Party’s respective businesses, facilities, products, services, techniques and processes, whether in the form of oral disclosure, demonstration, device, apparatus, model, sample of any kind, computer software (including, but not limited to, source code and documentation), magnetic media, document, specification, circuit diagram, or drawing or visual observation of the above. Confidential Information shall include any copies or abstracts made thereof as well as any modules, samples, prototypes or parts thereof.
Confidential Information as defined above, however, does not include (i) any information in the public domain, unless such information was made public by the other Party’s failure to comply with its obligations under this MICSA, (ii) information already known to or in the possession of the other Party prior to entering into this MICSA, (iii) information independently developed by the other Party or (iv) information which is obtained by the other Party without restriction on disclosure.
“Deliverable(s)”
Shall mean those elements of Shared IT Services which are identified in Exhibit 3, which are to be delivered by one Party to the other in accordance with the applicable project schedule, delivery or milestone dates.
“Infineon Group”
     Shall mean IFAG and its Subsidiaries.
“Intellectual Property Rights”
Shall mean all intellectual and industrial property rights of any kind whatsoever, now or hereafter existing, including, without limitation patents, trade marks, service marks, rights in designs, trade names, present and future copyrights, utility and design models whether or not any of these are registered and including applications for any such right, matter or thing or registration thereof, trade secrets and rights of confidence, all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, as well as all documents, information and other records and data provided to the other Party in the course of the performance of the MICSA.
“Master IT Cost Sharing Agreement” or “MICSA”

Shall mean this document and all of its Exhibits, Appendices, Addenda, Attachments and Amendments.
“Material”
Shall mean all materials and know-how which is subject to an Intellectual Property Right, including but not limited to Software, tools, documents, reports, data models, functional specifications, designs, drawings, manuals and magnetic tapes as well as complete or partial copies of the foregoing.
“Relationship Manager”
Shall mean each Party’s respective individual having the responsibilities for overall management and governance issues related to this MICSA, as determined in accordance with Exhibit 2.
“Qimonda Group”
     Shall mean Qimonda AG and its Subsidiaries.
“Shared IT Service(s)”
Shall mean any specialized or professional IT related service tasks defined in Exhibit 3, Shared IT Service Catalogue.
“Service Manager”
Shall mean each Party’s respective individual having the responsibilities for a respective Shared IT Service, as determined in accordance with Exhibit 2.
“Subsidiary”
Shall mean any company in which, presently or in the future, any Party owns more than fifty percent (50%) of such company’s voting capital or controlling interest, provided that a Subsidiary shall be deemed to be a Subsidiary only as long as such percentage of voting capital or controlling interest prevails. For the purposes of this MICSA, MPAG and its Subsidiaries shall not bee deemed to be Subsidiaries of IFAG.
“Third Party” or “Third Parties”
Shall mean any organization(s), company (or companies) or entities other than MPAG, IFAG, or the Parties respective Subsidiaries.
“Volume Indicator”
Shall mean the specifically defined indicators for each Shared IT Service as identified and listed in Exhibit 4.

Exhibit 2 – Service Management
The Parties agree that the following provisions will be agreed in reasonable detail in the Service Management Concept to be negotiated and mutually agreed:
1. Designation of Key Staff.
Designation of Relationship Manager
As soon as reasonably possible, each Party shall designate in writing an individual to serve as its Relationship Manager.
Designation of Service Manager
As soon as reasonably possible, each Party shall designate in writing an individual to serve as its Service Manager for each Shared IT Service agreed between the Parties.
Representative Responsibilities of each Party’s Service Manager include but are not limited to:
•	Day-to-day management of the respective Party’s staff who are involved in the delivery of the Shared IT Services.

•	Day-to-day management of the respective Party’s authorized subcontractors who are involved in the delivery of the Shared IT Services.

•	Manage and ensure the timely execution of the respective Party’s responsibilities in all service management procedures such as Contract Change Control Procedure, Acceptance Testing, etc.

•	Ensure that agreed schedules are met.

•	Ensure that the respective Party’s proposals in response to request for Change are delivered in accordance with the agreed procedure.

•	Ensure that confidentiality and security requirements are complied with.

•	Tracking and reporting of service levels or other of the respective Party’s performance requirements are met.

•	Managing all of the respective Party’s responsibilities associated with delivery of the Shared IT Services.
     Designation of other Key Staff
Each Party shall designate in writing other individuals to serve in key staff positions as appropriate and agreed. Such key staff positions may include but are not limited to:
•	Program Manager in the event that multiple projects are involved.

•	Project Manager for each project in the event that multiple projects are involved.

•	Members of the steering committee in situations where it is deemed necessary to create a steering committee.

•	Senior managers named as escalation steps above the various other managers contemplated herein.

2. Status Meetings
During the term of this MICS, each Party’s respective Service Manager and as appropriate, other key staff involved in the performance of the relevant Shared IT Services, shall meet regularly at a mutually agreed location, or conduct a telephone conference call, to discuss the progress made in the performance of their respective obligations during the period since the most recent meeting for such purpose. The frequency of such meetings will be at a minimum every two weeks, and the topics to be discussed will include items such as:
•	Work completed since the last meeting, with special attention paid to work planned but not completed, including reasons for the failure to complete,

•	Problems encountered since last meeting and a review of status on all outstanding problems;

•	Work planned to be completed by the next meeting;

•	Detailed review of relevant plans and schedules;

•	Risks identified since last meeting and a review of status of all outstanding risks;

•	Status of change control activities, including requests for Change in process, MICSA Amendments being implemented and pending since the previous meeting, and

•	Other items as requested by each Party’s respective Service Manager or Relationship Manager.
A record of the proceedings (including decisions taken) at each such status meeting (i.e., meeting minutes) shall be prepared by each Party’s Service Manager and such meeting minutes shall be mutually agreed by the respective Service Managers of each Party.
3. Dispute Resolution
Each Party’s respective Service Manager shall promptly discuss and attempt to resolve disputes arising out of or relating to this MICSA. Any dispute that cannot be resolved within five (5) business days (from written notification that there is a dispute) at the Service Manager Level shall be referred in writing to the respective Relationship Manager of each Party. Any dispute that cannot be resolved in five (5) additional business days shall then be referred in writing and discussed by each respective Party’s next highest ranking management (or higher ranking as determined by the respective Party). Any dispute that cannot be resolved within a total of twenty (20) business days from initial written notification that there is a dispute shall then be a matter for pursuit as specified in Section 11.12 of the MICSA, titled “Dispute Resolution and Arbitration”. However, the above dispute resolution rules shall not limit either Party from directly seeking legal remedies according to Section 11.11 of the MICSA, titled “Governing Law”.
4. Additional Service Management Provisions
In addition to the requirements and procedures identified above in this Exhibit 2, the following procedures shall be considered for inclusion in the Service Management Concept, details to be negotiated and mutually agreed as appropriate to the relevant Shared IT Service:
Governance of Service Center, Location Management, Regional Management and Global Management
Escalation Management
Incident Management

Problem Management
Service Request Management
Service Level Management
Capacity Management
Availability Management
Service Continuity Management
Security Management
Change Management Process
Management of any other contractual requirement

Exhibit 3 – General Allocation Systematics for Infineon CSP
Central Service Providers (CSP) are working on strategic and/or general central functions within IFAG or the regional organizations IF NA, IF AP, IF J, IF CN, etc. CSPs are subsumed to clusters like IT-, Logistics- or Central Departments – within the group consolidation the values over all responsibilities are added to a total amount by cluster and function and are allocated centrally to product lines
The following Attachment 1 to this Exhibit 3 describes the general allocation process for Infineon CSP cost which has been applied for the IT cost until April 30, 2006. That same process is used to determine the allocation keys to be used for sharing of Fixed Costs pursuant to this MICSA.

Attachment 1 to Exhibit 3
1. Description of the allocation process:
     a. Purpose and objective
i.	Infineon’s CSP costs are to be allocated to the respective product lines (“PL”) to ensure correct recognition of segmental financial figures in Infineon’s P&L
     b. Procedure
i.	Defined costs are to be proportionally transferred to product lines using specific percentages (“Allocation Keys P&L”) which are calculated so as to reflect the respective product line’s proportional benefit of the respective CSP.
     c. Result
i.	Each product line will show all costs relevant for their business, i.e., including a proportional share of costs generated by Infineon CSPs.
2. Allocation Keys P&L – Details
     a. Calculation
i.	Calculation of Allocation Keys shall be done once each fiscal year, based on the Financial Rolling Forecast for June

ii.	Allocation Keys are calculated on BG level and communicated to the respective BGs.
     b. Application
i.	Actuals: usage of new keys (= keys for next FY) from closing October onward (reason: consistency per quarter)

ii.	Forecast: new keys for next FY are used from forecast RFC_Jul onwards beginning with month of
     c. Further rules
i.	No cluster-on-cluster allocation

ii.	Allocated CSP cost shall not be born/be born by responsible BG from quarter beginning 4.6 months after acquisition/closing onwards respectively; in the meantime cost will be reported under CORP there after, e.g . till the end of the running FY
3. Allocation Keys P&L – Responsibilities
     a. For calculation and calculation methodology
i.	PC C: Value added, IT CoS, IT R&D, R&D Central, LOG CoS, LOG S&M

ii.	MP: MH

iii.	LOG: LOG S&M (weighting Corp LOG and CLM)

iv.	CP: CCU28

v.	MSS: CCU44
     b. For usage within closing and FRFC
i.	Actuals: PC SR

ii.	FRFC: PC C, PC SR (tool environment)
4. Allocation Keys P&L – Overview

	Base for key calculation and	Percentage
Key	further details	for MP	Usage

Value Added	Value added base figures calculated with total sales less total EBIT	47,05%	Selling costs and G&A costs CKTR96

IT CoS	Total cost of sales, i.e., in proportion to expenses per PL	52,82%	CoS IT-cluster (CKTR96

IT R&D	Total R&D cost, i.e. , in proportion to expenses per PL	34,28%	R&D costs IT Cluster (CKTR96)
5. Calculation of overall CSP cost share between Logic and MP

Based upon the figures for Fiscal Year 05/06, application of the above percentages to the amount for each category results in an MP share of 49.24%.

Exhibit 4 – Shared IT Services Catalogue

Service ID	Service Short Name
OS-S1	Access control systems operation
OS-S2	Active Directory
OS-S3	BP Application Access (Tarantella)
OS-S4	Client Services
OS-S5	Database services
OS-S6	DataCenter Facility Management
OS-S7	DMZ
OS-S8	IT OS PA support tool service
OS-S9	LAN
OS-S10	Messaging & Email
OS-S11	Middleware Service
OS-S12	Print Service
OS-S13	Service Desk
OS-S14	Terminal Server
OS-S15	Unix System Management
OS-S16	VIP Service (Board PC Support)
OS-S17	Voice
OS-S18	WAN
OS-S19	Webservice
OS-S20	Windows System Management
OS-S21	Storage Service
OS-S22	Backup & Archiving
OS-S23	SAP Basis1
OS-S24	BS2000 Service
BT-A1	Business to Business
BT-A2	Customer Relation Management
BT-A3	Resource Planning and Simulation
BT-A4	External Order Management
BT-A5	Provision of i2-Licences
BT-A6	Information and Knowledge Management
BT-A7	Integration
BT-A8	Internal Order Management
BT-A9	IT-Support of Financial Processes
BT-A10	IT-Support of Human Resources
BT-A11	Lotus Notes
BT-A12	Master Data
BT-A13	Purchasing
BT-A14	SAP-Platform
BT-A15	Shipment & Warehouse
BT-A16	IT-Support of Research & Development
MFG-MBI1	Finance Reporting
MFG-MBI2	Human Resource Reporting
MFG-MBI3	Logistics Reporting
MFG-MBI4	SAP BI Platform Management
MFG-MBI5	Corporate MBI Service
MFG-MDA1	Quality Reporting & Analysis

For futher details about the Shared IT Services, please refer to the separate worksheets for each individual service.